Exhibit 3.2

CERTIFICATE OF MERGER
OF
EV POP ACQUISITION COMPANY
WITH AND INTO
ELECTRIC MOTORS AND VEHICLES COMPANY

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), Electric Motors and Vehicles Company, a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), does hereby certify as follows:

FIRST: That the name and state of incorporation of each of the constituent corporations to the merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

EV Pop Acquisition Company	Delaware

Electric Motors and Vehicles Company	Delaware

        SECOND: That an Agreement and Plan of Merger dated as of December 27, 2013 (the “Merger Agreement”), among EMAV Holdings, Inc., a Delaware corporation, and each of the Constituent Corporations, has been approved, adopted, executed, and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and, (i) with respect to EV Pop Acquisition Company, by the written consent of its sole stockholder in accordance with Section 228 of the DGCL; and, (ii) with respect to Electric Motors and Vehicles Company, by the written consent of its stockholders holding a majority of its issued stock of all classes in accordance with Section 228 of the DGCL).

THIRD: That the Corporation shall be the surviving corporation after the merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Electric Motors and Vehicles Company.

FOURTH: That the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time (as defined below), shall be continue to be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

FIFTH: That the executed Merger Agreement is on file at an office of the Surviving Corporation, located at 1900 Main Street, #300, Irvine, California, 92614.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

SEVENTH: This Certificate of Merger, and the merger provided for herein, shall become effective upon its filing with the Secretary of State of the State of Delaware (the “Effective Time”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be signed by its duly authorized officer on the 27th day of December, 2013.

                                                               ELECTRIC MOTORS AND VEHICLES COMPANY,
a Delaware corporation

By: /s/ KEITH A. ROSENBAUM

Name: Keith A. Rosenbaum

Title: CEO